SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 7, 2015

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 7, 2015, Nortech Systems Incorporated (the “Company”) entered into the Seventh Amendment (the “Seventh Amendment”) to its Third Amended and Restated Credit Agreement with Wells Fargo Bank, National Association (the “Amended Credit Agreement”).  The Seventh Amendment provides for a $15.0 million line of credit through May 31, 2018, which is a $1.5 million increase from the existing line of credit under the Amended Credit Agreement.  The Seventh Amendment also provides a new equipment term note in the amount of approximately $1.0 million, which is in addition to the existing equipment term notes outstanding under the Amended Credit Agreement in the aggregate amount of approximately $2.7 million, all of which equipment term notes having a maturity date of May 31, 2018.  In addition, the Seventh Amendment provides for a new term loan of up to $1.0 million for capital expenditures to be made prior to May 31, 2018 with a maturity date of May 31, 2018.  The Seventh Amendment did not amend any terms of the two real estate term loans outstanding in an aggregate amount of approximately $3.5 million under the existing Amended Credit Agreement.

Interest and fees on each loan under the Seventh Amendment are payable at variable rates calculated as specified in the agreement for the particular loan.  The Amended Credit Agreement contains certain covenants which, among other things, require the Company to adhere to regular reporting requirements, abide by annual shareholder dividend limitations, maintain certain financial performance, and limit the amount of annual capital expenditures.

The foregoing summary description of the terms and conditions of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the Seventh Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Seventh Amendment to Third Amended and Restated Credit and Security Agreement effective as of May 7, 2015 between the Company and Wells Fargo Bank, National Association.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2015

Nortech Systems Incorporated
(Registrant)

/s/ Richard G. Wasielewski
Richard G. Wasielewski
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Seventh Amendment to Third Amended and Restated Credit and Security Agreement effective as of May 7, 2015 between the Company and Wells Fargo Bank, National Association.